EXHIBIT 99.1

Zoom Technologies Reports Results for the First Quarter of 2009

Boston, MA, May 5, 2009 –Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems and other communication products, today reported net sales of $2.3 million for its first quarter ended March 31, 2009, down 34.4% from $3.6 million for the first quarter of 2008. Zoom reported a net loss of $0.946 million or $0.51 per share for Q1 2009 compared to a net loss of $0.922 million or $0.49 per share for Q1 2008.

Gross profit was $0.5 million or 19.4% of net sales in Q1 2009, down from $0.7 million or 20.2% of net sales in Q1 2008. The decrease in gross profit was primarily due to reduced sales, primarily outside the US.

Operating expenses were $1.4 million or 61.7% of net sales in Q1 2009 versus $1.8 million or 49.0% of net sales in Q1 2008. Operating expenses in Q1 2009 were lower than Q1 2008 primarily due to lower personnel costs in Selling, G&A, and R&D and lower variable selling expenses, partially offset by higher G&A expense due to higher legal and other professional costs related to our planned merger transaction, which has been previously announced.

Zoom’s cash balance on March 31, 2009 was $1.0 million, down from $1.2 million on December 31, 2008. This cash reduction of $0.2 million was primarily due to Zoom’s loss of $0.9 million in the first quarter partially offset by a $0.4 million decrease in inventory, a $0.2 million decrease in accounts receivable, and a $0.1 million increase in accounts payable and accrued expenses. Zoom’s current ratio was 2.7 on March 31, 2009. Zoom has no long-term debt.

“We continue to suffer from declining sales, with the sharpest declines outside North America,” said Frank Manning, Zoom’s President and CEO. “Our total North American sales were down 17% from Q1 2008 to Q1 2009, but sales outside North America were down much more for a number of reasons including the strength of the U.S. dollar. We need to sell more of what we already produce through our high-volume retailers, distributors and service providers. We also need to launch significant new products, and we hope to do that later in 2009. On January 28, 2009 we announced the planned acquisition of TCB Digital by Zoom Technologies and the associated spinoff of our operating company Zoom Telephonics, as summarized at www.zoom.com/tcb. We are excited about this transaction’s value to Zoom’s shareholders, and also about its potential to help Zoom Telephonics increase its sales in China and the US. That transaction is on track, and we hope to file a related proxy soon. We continue to explore strategic alternatives for Zoom Telephonics, with the goal of improving our sales and returning to profitability.”

Zoom has scheduled a conference call for Wednesday, May 6 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made within the United States and (706) 643-5255 for calls made from outside the United States. The conference ID is 98570860. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q1, and to other financial and investor-oriented websites. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward-Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s new products and exploration of strategic alternatives. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; uncertainty regarding Zoom’s ability to maintain listing on the Nasdaq Capital Market; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; the possibility that Zoom’s acquisition of TCB Digital will not occur; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	03/31/09	12/31/08

ASSETS

Current assets:

Cash	$981	$1,205
Accounts receivable, net	999	1,163
Inventories	2,522	2,903
Prepaid expenses and other	212	235

Total current assets	4,714	5,506

Property and equipment, net	89	102

Investment	960	960

Total assets	$5,763	$6,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,247	$1,211
Accrued expenses	489	400

Total current liabilities	1,736	1,611

Total liabilities	1,736	1,611

Stockholders’ equity:

Common stock and additional paid-in capital	31,902	31,879
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	337	345
Retained earnings (accumulated deficit)	(28,205)	(27,260)

Total stockholders’ equity	4,027	4,957

Total liabilities & stockholders’ equity	$5,763	$6,568

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	3/31/09	3/31/08

Net sales	$2,348	$3,581
Cost of goods sold	1,892	2,857

Gross profit	456	724

Operating expenses:
Selling	487	741
General and administrative	598	547
Research and development	363	467
Total operating expenses	1,448	1,755

Operating profit (loss) before building sale	(992)	(1,031)

Gain on sale of real estate	—	96

Operating profit (loss)	(992)	(935)

Total other income (expense), net	47	13

Income (loss) before income taxes	(945)	(922)

Income tax expense (benefit)	—	—

Net income (loss)	$(945)	$(922)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.51)	$(0.49)

Weighted average number of shares outstanding:

Basic and diluted	1,869	1,869